Exhibit 10.1

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Stereotaxis, Inc. (the “Company”) has granted David Leo Fischel (the “Participant”) an award for a target number of 13,000,000 Performance Share Units (the “Target Award”) as of 02/23/2021 (the “Grant Date”). Each Performance Share Unit (“PSU”) represents the right to receive one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth in this Performance Share Unit Award Agreement (this “Agreement”), as follows. Any capitalized term that is not defined in the body of this Agreement has the meaning assigned to such term in the “Terms and Conditions of Performance Share Unit Grant” attached hereto as Exhibit A (the “Terms and Conditions”), which Terms and Conditions are incorporated herein as if fully set forth herein.

I. Vesting Requirements

These PSUs are performance share units, subject to all terms and conditions of this Agreement, including Exhibit A hereto. Each PSU (i) represents the right to receive one share of Common Stock of the Company (each a “Share”, and collectively, the “Shares”) and (ii) shall vest, and such Shares represented by such PSUs shall be issued, upon the satisfaction of both the Market Capitalization Milestones and the Service Vesting Condition as described in more detail below.

As detailed in Table 1 below, the PSUs are divided into ten (10) vesting tranches (each a “Tranche”), with each Tranche representing a portion of the PSUs covering that number of Shares specified next to the applicable Tranche number in Table 1 below. Each Tranche shall vest upon both (a) satisfaction of the Market Capitalization Milestone set forth next to the applicable Tranche in Table 1 below (each, a “Market Capitalization Milestone”) and (b) except as otherwise provided herein, the Participant serving as the Chief Company Executive (“Participant Service”) from the Grant Date through December 31, 2030 (the “Service Vesting Condition”), it being acknowledged and agreed that Participant shall not be deemed to have ceased to provide service in the event of sick leave or any other leave of absence approved by the Board to the extent consistent with Code Section 409A. The Administrator shall determine, approve and certify when each of the Market Capitalization Milestones for the applicable Tranche have been satisfied (each, a “Certification”). Separate Certifications shall occur on separate dates with respect to the achievement of each Market Capitalization Milestone that is required for the vesting of any particular Tranche. Once a Market Capitalization Milestone has been achieved, it is forever deemed achieved for determining the vesting of a Tranche (including any later satisfaction of a Service Vesting Condition). “Chief Company Executive” shall mean the performance of significant services as (a) the Chief Executive Officer of the Company, (b) the Executive Chairman of the Company, or (c) such other mutually agreed upon significant role with the Company.

The Administrator shall, periodically and at such other times upon request of the Participant, assess whether the vesting requirements have been satisfied. The maximum term of the PSUs shall end on December 31, 2030 (the “Expiration Date”), so that absent earlier termination as provided herein, the PSUs shall expire automatically on the Expiration Date without regard to whether any or all of the PSUs vested.

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Table 1. Vesting Requirements for Performance-Based PSUs.

Tranche #	No. of Shares Subject to PSU	Market Capitalization Milestones(1)
1	1,000,000	$1,000,000,000
2	1,500,000	$1,500,000,000
3	1,500,000	$2,000,000,000
4	2,000,000	$2,500,000,000
5	1,000,000	$3,000,000,000
6	1,000,000	$3,500,000,000
7	1,000,000	$4,000,000,000
8	2,000,000	$4,500,000,000
9	1,000,000	$5,000,000,000
10	1,000,000	$5,500,000,000
Total:	13,000,000

(1)	The Market Capitalization Milestones are subject to adjustment pursuant to the terms of this Agreement relating to certain corporate transactions. See Section V. Such Market Capitalization Milestones are cumulative and inclusive of prior Tranches, such that if a determination that Tranche #2 has been achieved prior to (or simultaneously with) the determination of Tranche #1, then Tranche #1 and #2 shall both be deemed satisfied, provided that each Tranche may only be achieved once.

II. Determination of Market Capitalization

For purposes of these PSUs, “Market Capitalization” on a particular day (the “Determination Date”) shall be determined in accordance with the following:

1. A trading day refers to a day on which the primary stock exchange or national market system on which the Common Stock trades (e.g., the NYSE American) is open for trading.

2. The Company’s daily market capitalization for a particular trading day is equal to the product of (a) the total number of Outstanding Shares as of the close of such trading day, as reported by the Company’s transfer agent, and (b) the volume-weighted average trading price per Share on such trading day, as reported by Bloomberg L.P. (or such other reliable source selected by the Administrator if Bloomberg L.P. is not reporting a volume-weighted average trading price for that day) (such product, the “Daily Market Capitalization”).

3. The term “Outstanding Shares” as of any Determination Date means (a) all issued and outstanding shares of Common Stock as of such date and (b)all shares of Common Stock issuable upon conversion, exercise or exchange of any warrants, options, shares of preferred stock, other rights to acquire from the Company or other obligation of the Company to issue shares of Common Stock, in each case outstanding or existing as of such date, including without limitation shares of Common Stock issuable (i) upon conversion of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.001 per share, (ii) upon conversion of the Company’s outstanding Series B Convertible Preferred Stock, par value $0.001 per share, and (iii) pursuant to options or restricted stock units issued under the Company’s employee equity incentive plan(s) or in connection with any hiring, retention, compensation, incentivization, retirement, termination or severance arrangements for employees, officers, directors and consultants of the Company and its Affiliates, whether or not the obligation exists as of the date of this Agreement.

3. The “Market Capitalization” on any given Determination Date is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the 90 calendar day period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period, provided, however, that, notwithstanding the foregoing, in the case of a Change in Control, the term Market Capitalization shall have the meaning described in Section IV below.

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4. In order for the Market Capitalization Milestone set forth in Table 1 for any particular Tranche above to be met, the Market Capitalization must equal or exceed the value of such applicable Market Capitalization Milestone on any Determination Date.

III. Stockholder Vote; Share Delivery Failure

Stockholder Vote. The Company shall seek stockholder approval of the issuance of Shares pursuant to this Agreement at a minimum at least as frequently as every Annual Meeting of Stockholders until such approval is obtained for all Shares in the Target Award. The Company shall not be obligated to issue Shares underlying such PSUs until the Company’s stockholders have voted to approve the issuance of such Shares, all in accordance with the applicable rules of the NYSE American (or other primary stock exchange or national market system on which the Common Stock trades), notwithstanding any vesting of all or a portion of the PSUs prior to such stockholder approval; provided, however, that if the Company seeks, and the Company’s stockholders approve, the issuance of a portion of the Shares underlying the PSUs hereunder, then such portion that have received such stockholder approval may be issued by the Company at the time and in the manner otherwise set forth herein, subject to all other terms and conditions of this Agreement.

Share Delivery Failure. In the event the Company fails to issue and deliver such Shares when otherwise due hereunder following (i) satisfaction of the applicable vesting conditions therefor and (ii) stockholder approval of the issuance of all or a portion of the Shares underlying the PSUs under the applicable rules of the NYSE American (or other primary stock exchange or national market system on which the Common Stock trades) (a “Share Delivery Failure”), the Company shall deliver to the Participant, at the time that payment in Shares otherwise would be required hereunder, an amount in cash equal to (i) the Fair Market Value of one share of Common Stock, where such Fair Market Value is determined on the date of the applicable Payment Event, multiplied by (ii) that number of Shares specified next to the applicable Tranche number in Table 1 for each such Market Capitalization Milestone so achieved, less applicable withholding.

IV. Vesting Determination upon Change in Control of the Company

Notwithstanding Sections I and II above, in the event of a Change in Control, for purposes of determining whether any Tranches vest in connection with any such Change in Control, the Service Vesting Condition shall be disregarded and only the Market Capitalization Milestone(s) (as defined in the paragraph below) shall be required to be met for the vesting of Tranches.

In the event of a Change in Control, the Market Capitalization calculation shall be disregarded and the Market Capitalization shall equal the total amount of consideration paid to all equity holders of the Company, with the amount of shares to be issued pursuant to this Agreement giving effect to such valuation, and, for all valuations above $1 billion (Tranche 1), then partial credit for the next following Tranche shall be allocated pro rata based on the Market Capitalization in such Change in Control. By way of example, if the total equity value to all shareholders of the Company in a Change in Control transaction is $2.30 billion, then immediately prior to the consummation of such Change in Control transaction, Participant shall be entitled to receive a number of Shares equal to (a)(i) 4,000,000 (Tranches 1-3) plus (ii) 600,000 (representing 60% of Tranche 4 because $300 million is 60% of the incremental achievement of Tranche 4 above Tranche 3) less (b) the number of Shares paid on the achievement of any Tranches prior to such Change in Control, if any.

To the extent that any Tranche has not vested as of immediately before the effective time of the Change in Control and otherwise does not vest as a result of the Change in Control as described in this Section IV, such unvested Tranche will be forfeited automatically as of the effective time of the Change in Control and never shall become vested.

V. Milestone Adjustments in the Event of Certain Corporate Transactions

A.	Milestone Adjustments for Acquisitions

1.	Upon and effective as of the closing of an Acquisition by the Company of another entity, with a Purchase Price greater than the Transaction Value Threshold, any and all Market Capitalization Milestones that are unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the Purchase Price of such Acquisition.

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B.	Milestone Adjustments for Spin-Offs

1.	Upon and effective as of the completion of a Spin-Off with a Spin-Off Value greater than the Transaction Value Threshold, any and all Market Capitalization Milestones that are unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the Spin-Off Value of such Spin-Off.

VI. Termination Period

A. Vesting at Termination. If the Participant ceases to be the Chief Company Executive prior to the Expiration Date by (i) death, (ii) Disability, (iii) termination by the Company for Cause or without Cause, or (iv) Participant voluntarily terminating his position as Chief Company Executive (subject, in the case of (iv), to Participant having served a minimum of five years after the date of this Agreement as Chief Company Executive) (a “Qualifying Participant Voluntary Termination”), the Administrator shall promptly assess whether any Market Capitalization Milestones vesting requirements have been satisfied as of any Determination Date on or prior to the date the Participant ceases to be the Chief Company Executive, and provide Certification of the same, effective as of the date the Participant ceases to be the Chief Company Executive. At the time of any such Certification, the remaining Service Vesting Condition for the PSUs represented by the achievement of such tranche shall be waived and such portion of the PSUs shall become fully vested. Except to the extent provided in Section VI.B below, any PSUs not so vested at the time that Participant ceases to be the Chief Company Executive shall be forfeited automatically and never shall become vested (including, for the avoidance of doubt, any PSUs outstanding at the time of Participant voluntarily terminating his position as Chief Company Executive in such manner other than a Qualifying Participant Voluntary Termination)

B. One-Year Tail. In addition to the Vesting at Termination provided for in Section VI.A above, if Participant ceases to be the Chief Company Executive prior to the Expiration Date as a result of the Participant’s death, Disability or termination by the Company of such role without Cause (but not in the case of any other termination, including, not in the case of any termination for Cause or any Qualifying Participant Voluntary Termination), any further portion of these PSUs that has not vested by the date of Participant’s cessation as the Chief Company Executive will remain outstanding for one year following such event (or the Expiration Date, if earlier). The Administrator shall promptly assess whether one or more additional Market Capitalization Milestone vesting requirements have been satisfied as of a Determination Date on or prior to such one-year anniversary date after the Participant ceased to be the Chief Company Executive by reason of death, Disability or termination without Cause (but in no event later than the Expiration Date) solely for purposes of such final Certification. At the time of any such Certification, the remaining Service Vesting Condition for the PSUs represented by the achievement of any such Tranche shall be waived and such portion of the PSUs shall become fully vested. Any such remaining portion of the PSUs that fails to vest upon such final Certification will be forfeited automatically and never shall become vested.

C. Terms and Conditions. Notwithstanding the forgoing, these PSUs may expire other than as provided in this Section VI as provided in Section 2 of the Terms and Conditions.

VII. Time of Payment

Payment of the Participant’s vested PSUs shall be made on the earliest to occur of the following events (each a “Payment Event”): (a) the date that is one year after the Participant’s Separation from Service; (b) the date of a Change in Control; or (c) the Expiration Date. Any PSUs that are not vested at the time of a Payment Event shall be forfeited automatically and never shall become vested or payable.

VIII. DAFNA Capital Management.

The Company acknowledges that Participant is and has been prior to the date of this Agreement, a principal at DAFNA Capital Management. The Participant may continue to serve as an officer or director of DAFNA Capital Management on substantially the same terms as he has since his appointment as acting CEO in February 2017, or otherwise as the Company and the Participant may mutually agree upon, and such service shall not be deemed to materially interfere with the Participant’s performance of his duties as Chief Company Executive.

IX. Acceptance of PSUs

By Participant’s acceptance of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, Participant agrees that these PSUs are granted under and governed by the terms and conditions of this Agreement, including the Terms and Conditions, attached hereto as Exhibit A, all of which are made a part of this document. Participant confirms that he has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

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In witness whereof, Stereotaxis, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

STEREOTAXIS, INC.

/s/ David W. Benfer
Name:	David W. Benfer
Title:	Lead Independent Director of the Board of Directors

Agreed and accepted:

Participant:

/s/ David L. Fischel
David Fischel

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EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT GRANT

1. Definitions. As used herein, the following definitions shall apply to the following capitalized terms:

1.1. “Acquisition” means any merger of a corporation or other entity with or into the Company by the Company of a corporation or other entity, or purchase by the Company of all or substantially all assets of a corporation or other entity.

1.2. “Administrator” means the Board or any committee of Directors or other individuals (excluding Participant) satisfying Applicable Laws appointed by the Board; provided that while Participant is a Director, Participant shall recuse himself from any Board approvals relating to the administration of the Agreement or these PSUs.

1.3. “Agreement” means this Performance Share Unit Agreement between the Company and Participant evidencing the terms and conditions of these PSUs, including this Exhibit A.

1.4. “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of shares of common stock, including but not limited to U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to the PSUs.

1.5. “Board” means the Board of Directors of the Company.

1.6 “Cause” means:

(a) the institution of criminal charges against Participant, or the admission by Participant of, or any action or omission by Participant that constitutes embezzlement, theft or other intentional misappropriation of any property of Company;

(b) any willful act involving moral turpitude which brings disrepute or disparagement to the Company or substantially impairs its good will and reputation, or results in a conviction for or plea of guilty or nolo contendre to a felony involving moral turpitude, fraud or misrepresentation;

(c) material neglect of duties (other than due to Disability) which, if curable, is not cured by Participant, provided however, Participant shall receive a reasonable opportunity to cure within at least fifteen (15) days after written notice of such neglect of duties if such material neglect of duties is curable within such period; or

(d) material breach of fiduciary obligations to Company after written notice of such breach.

1.7. “Change in Control” means the occurrence of any of the following events:

(a) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than ninety percent (90%) of the total voting power of the stock of the Company. For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

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(b) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (b), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, ninety percent (90%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least ninety percent (90%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (b)(ii)(C). For purposes of this subsection (b), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1.7, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, to the extent required to avoid adverse tax consequences under Section 409A of the Code, a Change in Control shall not occur unless it meets the foregoing requirements and such transaction also constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.8. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.9. “Common Stock” means the common stock of the Company, par value $0.001 per share.

1.10. “Company” means Stereotaxis, Inc., a Delaware corporation, or any successor thereto.

1.11. “Director” means a member of the Board.

1.12. “Disability” means total and permanent disability as defined in Section 22(e) (3) of the Code.

1.13. “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

1.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.15. “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination (or if the day of determination is not a day on which the exchange or system is not open for trading, then the last day prior thereto on which the exchange or system was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

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(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if the day of determination is not a day on which the dealer is not open for trading, then the last day prior thereto on which the dealer was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

1.16. “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

1.17. “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

1.18. “Purchase Price” means, for each Acquisition, the purchase price as determined reasonably and in good faith by the Administrator, taking into account, without limitation, the value of consideration paid or issued, future payments to be paid, assets acquired or liabilities discharged or assumed by the Company in the Acquisition.

1.19. “Share” means a share of the Common Stock, as adjusted in accordance with Section 2 of this Agreement.

1.20. “Spin-Off” means any split-up, spin-off or divestiture transaction by the Company.

1.21. “Spin-Off Value” means, for each Spin-Off, the enterprise value of the split-up, spun-off or divested portion of the Company (the “Spun-Off Entity”), as determined reasonably and in good faith by the Administrator.

1.22. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

1.23. “Target” means any corporation or other entity acquired by the Company or merged with or into the Company, or from which all or substantially all assets of such corporation or other entity are acquired by the Company, in an Acquisition.

1.24. “Tax Obligations” means any tax and/or social insurance liability obligations and requirements in connection with the PSUs, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or other payment of tax-related items related to the PSUs and legally applicable to Participant, (ii) Participant’s and, to the extent required by the Company, the Company’s fringe benefit tax liability, if any, associated with the grant or vesting of the PSUs or sale of Shares, and (iii) any other Company taxes the responsibility for which Participant has, or has agreed to bear, with respect to the PSUs (or issuance of Shares thereunder).

1.25. “Transaction Value Threshold” means a dollar amount equal to one hundred million dollars ($100,000,000).

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2. Adjustments; Dissolution of Liquidation.

2.1. Adjustments.

2.1.1. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Agreement (and in a manner that will not provide Participant with any greater benefit or potential benefits than intended to be made available under the Agreement, other than as may be necessary solely to reflect changes resulting from any such aforementioned event), will adjust the number and class of shares covered by the PSUs.

2.1.2. It is intended that, if possible, any adjustments contemplated by this Section 2.1 be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Code) and accounting (so as not to trigger any charge to earnings with respect to such adjustment) requirements.

2.2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent the PSUs or any portion thereof have not been previously vested, the PSUs will terminate immediately prior to the consummation of such proposed action.

3. Tax Matters.

3.1. Tax Obligations. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for any Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (A) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the PSUs, including, but not limited to, the grant or vesting of the PSUs, the subsequent sale of Shares issued upon such vesting and the receipt of any dividends or other distributions, and (B) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

3.2. Tax Withholdings. Pursuant to such procedures as the Administrator may specify from time to time, the Company shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by (i) paying cash, or (ii) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). Notwithstanding anything herein to the contrary, the Administrator, in its sole discretion, may accelerate payment of all or a portion of the Participant’s vested PSUs (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount. The Administrator’s determination of whether payment may be accelerated in accordance with this Section shall be made in accordance with Code Section 409A in such manner as to not trigger adverse tax consequences thereunder.

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3.3. Code Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if the Participant is determined to be a specified employee under Code Section 409A as of the date of his Separation from Service, then any payment otherwise required hereunder on account of a Separation from Service shall be delayed (to the extent otherwise due sooner) until the first payroll date of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the date of the Participant’s death) (the “Specified Employee Payment Date”), to the extent required to avoid the adverse tax consequences under Section 409A of the Code. Any payments to which the Participant otherwise would have been entitled hereunder during the period between the Participant’s Separation from Service and the Specified Employee Payment date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.

3.4. Tax Consequences. Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own Tax Obligations and any other tax-related liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

4. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

5. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS EARNED ONLY BY (AMONG OTHER THINGS) CONTINUING AS THE CHIEF COMPANY EXECUTIVE AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE PSUs OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING PROVISIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS THE CHIEF COMPANY EXECUTIVE FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS THE CHIEF COMPANY EXECUTIVE OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

6. Forfeiture Events. The Administrator shall require, in all appropriate circumstances, forfeiture or repayment with respect to these PSUs, where: (a) the vesting of the PSUs, or any portion of the PSUs, was predicated upon achieving certain financial results that subsequently were the subject of a financial restatement of the Company’s financial statements previously filed with the SEC (such restated financial results, the “Restated Financial Results”); and (b) a lesser portion of the PSUs would have vested based upon the restated financial results. In each such instance, (i) Participant shall forfeit the vested portion of the PSUs that would not have vested based on the Restated Financial Results (the “Forfeited Portion”); provided that (ii) to the extent that Company has issued any Shares to Participant subject to the Forfeited Portion (the “Issued Shares”), the Issued Shares shall be forfeited to the Company; and provided further, that (iii) to the extent Participant transferred or disposed of in any manner any Issued Shares, Participant shall pay to the Company the gross amount of the proceeds resulting from the transfer or other disposition of such Purchased Shares, in a single cash lump sum no later than thirty (30) days following written notice by the Company. For purposes of the immediately preceding sentence, any forfeiture or repayment required under this Section 6 shall be satisfied (A) first via forfeiture of any vested and unissued portion of the PSUs in accordance with clause (i) of this Section, (B) next via the forfeiture, of any Shares issued under the PSUs Participant holds, in accordance with clause (ii) of this Section, as applicable, and (C) lastly by requiring repayment pursuant to clause (iii) of this Section, as applicable. Notwithstanding any provisions to the contrary under this Agreement, the PSUs shall be subject to any clawback policy of the Company currently in effect or that may be established and/or amended from time to time that applies to these PSUs (the “Clawback Policy”), provided that the Clawback Policy does not discriminate solely against Participant except as required by Applicable Laws, and provided further that if there is a conflict between the terms of these PSUs and the Clawback Policy, the more stringent terms, as determined by the Administrator in good faith, shall apply. The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the PSUs and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

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7. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Chief Financial Officer at Stereotaxis, Inc., 4320 Forest Park Ave., Suite 100, St. Louis, Missouri 63108, or at such other address as the Company may hereafter designate in writing.

8. Non-Transferability of PSUs. These PSUs may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, provided that Participant may direct that the Shares issuable upon vesting may be delivered to or in the name of a personal trust.

9. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives, executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Company.

10. Agreements Regarding Issuance, Listing and Registration of Stock. The Company agrees to take all reasonable best efforts to cause or effect the listing and qualification of the Shares on NYSE American (or any successor securities exchange on which the Company’s equity securities are listed) and registration under applicable federal or state securities laws and related regulations (together, the “Issuance Requirements”) required for the issuance of Shares to Participant hereunder. Shares will not be issued pursuant to the exercise of the PSUs unless the exercise of the PSUs and the issuance and delivery of such Shares will comply with Applicable Laws, provided that it is understood and agreed that the Company will make all reasonable best efforts to meet such Issuance Requirements. Assuming such satisfaction of the Issuance Requirements, for income tax purposes the Issued Shares will be considered transferred to Participant on the date the Shares underlying the PSUs are issued.

11. Administrator Authority. These PSUs have been granted pursuant to a determination made by the Administrator, and such Administrator or any successor or substitute Administrator, including the Board itself, subject to the express terms of these PSUs and this Agreement, shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and the PSUs herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Participant by the express terms hereof.

12. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to PSUs awarded under this Agreement or future securities that may be awarded by the Company by electronic means or request Participant’s consent to participate in any equity-based compensation plan or program maintained by the Company by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in such plan or program through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

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15. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or otherwise to avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these PSUs.

16. No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

17. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Agreement, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with Participant’s own tax, legal and financial advisors regarding this Agreement before taking any action related to this Agreement.

18. Governing Law. This Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

19. Claims Procedures.

19.1 Filing a Claim. The Participant or other person claiming an interest in the Agreement (the “Claimant”) may file a claim in writing with the Administrator. The Administrator shall review the claim itself or appoint an individual or entity to review the claim.

19.2 Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Administrator determines that special circumstances beyond its control require an extension of time, in which case the Administrator may have up to an additional ninety (90) days to process the claim. If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render its decision.

19.3 Notice of Denial. If the Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes: (a)The specific reason(s) for the denial; (b)Specific reference to the pertinent Agreement provisions on which such denial is based; (c)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; (d)A description of the Agreement’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and (e)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

19.4 Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Administrator’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

19.5 Notice of Decision on Appeal. If the Administrator denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes: (a)The specific reason(s) for the denial; (b)Specific references to the pertinent Agreement provisions on which such denial is based; (c)A statement that the Claimant may receive on request all relevant records at no charge; (d)A description of the voluntary procedures and deadlines, if any; (e)A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and (f)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

19.6 Claims Procedures Mandatory. The internal claims procedures set forth in this Section are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section, the denial of the Claim shall become final and binding on all persons for all purposes.

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